UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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AMERICAN HOMES 4 RENT
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TO THE SHAREHOLDERS OF

AMERICAN HOMES 4 RENT

March 24, 2017

Dear American Homes 4 Rent Shareholder:

On behalf of the Board of Trustees of American Homes 4 Rent, I am pleased to invite you to our 2017 Annual Meeting of Shareholders. The meeting will be held on Thursday, May 4, 2017, at 10:00 a.m., local time, at our office located at 280 Pilot Road, Las Vegas, Nevada 89119. You may attend the meeting in person or by proxy.

The matters to be considered at the meeting are described in detail in the attached notice of meeting and proxy statement. You are encouraged to review them before voting.

Your vote is important, and we urge you to cast your vote as soon as possible. You may vote your shares over the Internet, by telephone, or, if you elect to receive printed proxy materials, by mail by following the instructions on the proxy card or voting instruction card by signing, dating and returning the enclosed proxy card. If you attend the meeting, you may withdraw your proxy at the meeting and vote your shares in person from the floor.

We appreciate your continued trust and confidence as an investor in American Homes 4 Rent.

Sincerely,

David P. Singelyn Chief Executive Officer

AMERICAN HOMES 4 RENT

30601 Agoura Road, Suite 200

Agoura Hills, California 91301

NOTICE OF THE 2017 ANNUAL MEETING OF SHAREHOLDERS

The 2017 Annual Meeting of Shareholders of American Homes 4 Rent, a Maryland real estate investment trust, will be held at the time and place and for the purposes indicated below.

Time and Date:	10:00 a.m., local time, on Thursday, May 4, 2017.

Place:	American Homes 4 Rent office, 280 Pilot Road, Las Vegas, Nevada 89119.

Items of Business:	1.	To elect nine trustees from the nominees named in the attached proxy statement to serve until the 2018 Annual Meeting of Shareholders;

	2.	To ratify the appointment of Ernst & Young, LLP as the independent registered public accounting firm for American Homes 4 Rent for the fiscal year ending December 31, 2017;

	3.	To approve, on an advisory basis, the compensation of our named executive officers; and

	4.	To consider and act upon any other matters as may properly come before the meeting or any adjournment or postponement thereof.

Recommendations of the Board:	The Board of Trustees unanimously recommends that you vote “FOR” each of the trustee nominees, “FOR” ratification of the appointment of Ernst & Young, LLP, and “FOR” approval of the advisory vote on executive compensation. Detailed information concerning these proposals is included in the accompanying proxy statement.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the meeting at the time and on the date specified above or at any time and date to which the meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote at the meeting if you were a shareholder of record at the close of business on March 7, 2017 of our Class A common shares of beneficial interest, par value $0.01 per share, or our Class B common shares of beneficial interest, par value $0.01 per share.

Voting:	Your vote is very important. To ensure your representation at the meeting, please vote over the Internet or by telephone, or if you have elected to receive printed copies, by mail or as instructed on the proxy card or voting instruction card you receive. You may revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement on page 39.

By Order of the Board of Trustees,
Stephanie Heim Executive Vice President - Counsel & Assistant Secretary March 24, 2017

American Homes 4 Rent – 2017 Proxy Statement	i

ii	American Homes 4 Rent – 2017 Proxy Statement

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

MAY 4, 2017

This proxy statement contains important information regarding our Annual Meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information that you may find useful in determining how to vote and describes voting procedures. This proxy statement is being sent or made available to you on or about March 24, 2017.

Matters to be voted on at the 2017 Annual Meeting

As described in this proxy statement, shareholders will vote on the following matters at the 2017 Annual Meeting:

•	The election of nine trustees from the nominees named in Proposal 1 to the Board to serve until the 2018 Annual Meeting of Shareholders;

•	The ratification of the appointment of Ernst & Young, LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2017, as set forth in Proposal 2; and

•	An advisory vote to approve the compensation of our named executive officers as set forth in Proposal 3.

Board recommendations: Our Board unanimously recommends that you vote “FOR” each of the nine nominees for trustee and “FOR” Proposals 2 and 3.

These proposals are discussed in more detail in this proxy statement and you should read the entire proxy statement carefully before voting. We will also consider any other matters properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

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PROPOSAL 1

ELECTION OF TRUSTEES

Our Trustees

Our Board consists of nine members identified below, five of whom are considered “independent” within the meaning of the listing standards of the NYSE.

Nominees for Trustee

Upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated each of our nine incumbent trustees for re-election to the Board to serve for a one-year term beginning with the 2017 Annual Meeting, or until their successors, if any, are elected or appointed. Each nominee has consented to be named in this proxy statement and to serve if elected.

Our Board believes its members collectively have the experience, qualifications, attributes and skills to effectively oversee the management of the company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing the company, a willingness to devote the necessary time to board duties, a commitment to representing the best interests of the company and a dedication to enhancing shareholder value.

Seven of the nine nominees have served as trustees since the company’s formation in 2012. Douglas N. Benham, was appointed to the Board in March 2016 in connection with the company’s merger with American Residential Properties, Inc. Pursuant to the merger agreement, the former board of directors of American Residential Properties, Inc. nominated Mr. Benham for consideration as a trustee on the Board, subject to, among other matters, the Board determining that Mr. Benham qualified as an independent trustee under applicable regulatory requirements. Tamara Hughes Gustavson was appointed to the Board in August 2016. Mr. Singelyn proposed Ms. Gustavson for consideration as a trustee to the Nominating and Corporate Governance Committee which recommended her election as trustee to the Board after considering that she is the Company’s largest individual shareholder, has substantial experience in the real estate business and is also a trustee on another public REIT board.

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Trustee Nominees:

Nominee	Age	Principal Occupation	Trustee since	Committee Membership
B. Wayne Hughes	83	Founder and Chairman of the Board, American Homes 4 Rent	2012
David P. Singelyn	55	Chief Executive Officer, American Homes 4 Rent	2012
John “Jack” Corrigan	56	Chief Operating Officer, American Homes 4 Rent	2012
Dann V. Angeloff	81	President, The Angeloff Company	2012	Nominating and Corporate Governance (Chair)
Douglas N. Benham	60	President and Chief Executive Officer, DNB Advisors, LLC	2016	Compensation Nominating and Corporate Governance
Tamara Hughes Gustavson	55	Real Estate Investor; Philanthropist	2016
Matthew J. Hart	64	Retired President and Chief Operating Officer, Hilton Hotels Corporation	2012	Audit Compensation
James H. Kropp	68	Chief Investment Officer, SLKW Investments LLC	2012	Audit (Chair) Nominating and Corporate Governance
Kenneth M. Woolley	70	Founder and Executive Chairman, Extra Space Storage, Inc.	2012	Compensation (Chair) Audit

Biographical Information about our Trustee Nominees

Set forth below is biographical information for each of the trustee nominees.

B. Wayne Hughes—Mr. Hughes, age 83, is a founder of the company and has served as our Non-Executive Chairman since October 2012. In June 2011, Mr. Hughes co-founded American Homes 4 Rent (“AH LLC”), a private company formed to capitalize on the dislocation in the single-family home market and an affiliate of the company. In 1972, Mr. Hughes founded Public Storage (NYSE: PSA), one of the nation’s largest real estate investment trusts, where he served as a trustee from 1980 to 2012 and retired as Chief Executive Officer in November 2002. In 2006, Mr. Hughes founded ACE, a real estate management company with 62 retail and office properties across California and Hawaii. Mr. Hughes earned a B.A. in Business from the University of Southern California and is qualified to serve as a trustee of the company due to his more than 40 years of real estate, financial and operational expertise, including the organization of Public Storage in 1972 and its management until 2002. Mr. Hughes is the father of Tamara Hughes Gustavson, who serves as a trustee of the Board.

David P. Singelyn—Mr. Singelyn, age 55, has served as a trustee of the company and our Chief Executive Officer since October 2012. Mr. Singelyn co-founded AH LLC with Mr. Hughes in June 2011 and served as the Chief Executive Officer of American Homes 4 Rent Advisor, LLC, our former manager,

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until the company internalized its senior management on June 10, 2013. From 2003 through April 2013, Mr. Singelyn was Chairman and President of Public Storage Canada, a real estate company previously listed on the Toronto Stock Exchange, where he built a management team that restructured the operations of Public Storage Canada, including building an operations team and installing accounting and operating computer systems. In 2010, Mr. Singelyn facilitated the restructuring of the ownership entity that was traded on the Toronto stock exchange resulting in Public Storage Canada “going private.” In 2005, Mr. Singelyn, along with Mr. Hughes, founded ACE, and he now serves as a co-manager of ACE. Mr. Singelyn is also a director of the William Lawrence and Blanche Hughes Foundation, a non-profit organization dedicated to research of pediatric cancer. Mr. Singelyn served as the Treasurer for Public Storage, from 1989 through 2003, where he was responsible for equity capital raising, debt issuances, corporate cash management and financial management for Public Storage and its subsidiary operations. During his tenure, and with his involvement, Public Storage raised funds through the public and institutional marketplaces, including from several state pensions. Mr. Singelyn started his career at Arthur Young and Company (now a part of Ernst & Young, LLP) and also served as Controller of Winchell’s Donut Houses where he was responsible for all accounting functions. Mr. Singelyn earned a B.S. in Accounting and a B.S. in Computer Information Systems from California Polytechnic University—Pomona. He is also a member of the Dean’s Advisory Council of California State Polytechnic University, Pomona – College of Business. Mr. Singelyn is qualified to serve as a Trustee due to his extensive real estate, financial and operational experience with private and public companies.

John “Jack” Corrigan—Mr. Corrigan, age 56, has served as a trustee of the company and our Chief Operating Officer since October 2012. From November 2011 until our internalization of senior management in June 2013, Mr. Corrigan was the Chief Operating Officer of American Homes 4 Rent Advisor, LLC, our former manager. From 2006 to 2011, Mr. Corrigan was the Chief Executive Officer of A & H Property and Investments, a full-service leasing and property management company in Los Angeles County with a portfolio of residential, retail, industrial and office properties where he was responsible for acquisitions, dispositions, development, financing and management operations. Mr. Corrigan served as Chief Financial Officer of PS Business Parks Inc. (NYSE: PSB), a publicly-traded REIT specializing in office and industrial properties throughout the United States, from 1998 to 2004. Prior to his tenure at PS Business Parks, Mr. Corrigan was a partner in the accounting firm of LaRue, Corrigan & McCormick where he was responsible for the audit and consulting practice of that firm. Mr. Corrigan started his career at Arthur Young and Company (now a part of Ernst & Young, LLP) and later served as Vice President and Controller of Storage Equities, Inc. (a predecessor entity to Public Storage). Mr. Corrigan earned a B.S. in Accounting from Loyola Marymount University. Mr. Corrigan is qualified to serve as a trustee of the company due to his extensive real estate, financial and operational experience with public and private companies.

Dann V. Angeloff—Mr. Angeloff, age 81, is Chairman of the Nominating and Corporate Governance Committee and has served as a trustee of the company since November 2012. Mr. Angeloff founded The Angeloff Company in 1976. The company is a corporate financial advisory firm advising top management of small and mid-sized companies in the areas of capital sourcing, merger-acquisition and other financial services and has served as its President. He is and has been active in the capital markets as an investment banker and corporate financial advisor for over 50 years and has been responsible for over 80 financial transactions with a major emphasis in initial public offerings. He currently serves on the board of Electronic Recyclers International, Inc. Within the last five years, Mr. Angeloff has served on the following boards: Bjurman, Barry Fund, Inc., Nicholas-Applegate Growth Equity Fund, Public Storage and SoftBrands, Inc. Mr. Angeloff received a B.S. in Finance and an M.B.A. in Finance from the University of Southern California. Mr. Angeloff is qualified to serve as a trustee of the Company due to his investment banking background and knowledge of capital markets and his public

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company board experience. In addition, he is one of the founders of the National Association of Corporate Directors, or NACD, and former Chairman and President and currently Founding Chairman emeritus of the Southern California NACD Chapter and brings his extensive knowledge of corporate governance practices to our Board and to our Nominating and Corporate Governance Committee.

Douglas N. Benham—Mr. Benham, age 60, is a member of the Compensation Committee and the Nominating and Corporate Governance Committee and joined the Board in March 2016. He was appointed to the Board in connection with the company’s merger with American Residential Properties, Inc. He is the President and Chief Executive Officer of DNB Advisors, LLC, a restaurant industry consulting firm, and served as President and Chief Executive Officer of Arby’s Restaurant Group, Inc. from 2004 to 2006. From 1989 until 2003, Mr. Benham was Chief Financial Officer and, from 1997 until 2003, served on the Board of Directors, of RTM Restaurant Group, Inc., an Arby’s franchisee. Currently, Mr. Benham also serves as Chairman of the Board and Executive Chair of Bob Evans Farms, Inc. (NASDAQ: BOBE) and a director of CNL Healthcare Properties II, Inc., a non-traded public real estate investment trust. He formerly served as a director of American Residential Properties, Inc. until its acquisition in 2016, a director of the Global Income Trust, a non-traded public real estate investment trust, until its acquisition in 2015, a director of Sonic Corp. (NASDAQ: SONC) until 2014, and a director of O’Charley’s Inc. until its acquisition in 2012. He is also a member of the Board of Advisors/Managers of Quiznos, Border Partners and United Pacific Oil, which are privately held companies. He received a B.A. in Accounting from the University of West Florida. Mr. Benham is qualified to serve as a trustee of the company because of his experience as a senior executive officer at, and consultant to, various business enterprises, his experience as a board member of other publicly traded companies and his expertise in accounting and finance.

Tamara Hughes Gustavson—Ms. Gustavson, age 55, joined the Board in August 2016. She is also a real estate investor and philanthropist and has been a member of the Public Storage Board since November 2008. She was previously employed by Public Storage from 1983 to 2003, serving most recently as Senior Vice President – Administration. During the past five years, Ms. Gustavson has been supervising her personal business investments and engaged in charitable activities. Ms. Gustavson also serves on the Board of Trustees of the William Lawrence and Blanche Hughes Foundation and the Board of Trustees of the University of Southern California. Ms. Gustavson is our largest individual shareholder and a member of the Hughes family (the Hughes Family) that collectively owns approximately 25% of the Company’s common shares. She is the daughter of B. Wayne Hughes, Chairman of the Board of American Homes 4 Rent. Ms. Gustavson is qualified to serve as a trustee of the company due to her extensive real estate, financial and operational experience with private and public companies.

Matthew J. Hart—Mr. Hart, age 64, is a member of the Audit Committee and the Compensation Committee and presides over the executive sessions of the Board. He joined the Board in November 2012. Mr. Hart served as President and Chief Operating Officer of Hilton Hotels Corporation, or Hilton, a global hospitality company, from May 2004 until the buyout of Hilton by a private equity firm in October 2007. He also served as Executive Vice President and Chief Financial Officer of Hilton from 1996 to 2004. Prior to joining Hilton, Mr. Hart served as the Senior Vice President and Treasurer of the Walt Disney Company, Executive Vice President and Chief Financial Officer for Host Marriott Corp., Senior Vice President and Treasurer for Marriott Corporation and Vice President, Corporate Lending, for Bankers Trust Company. Mr. Hart currently serves on the board of directors of American Airlines Group, Inc. (NASDAQ: AAL) and Air Lease Corporation (NYSE: AL). Mr. Hart was also a director of US Airways Group, Inc. until it merged with American Airlines, Inc. in December 2013 and was a director of B. Riley Financial, Inc. until November 2015. Mr. Hart received a B.A. in Economics and Sociology from

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Vanderbilt University and an M.B.A. in Finance and Marketing from Columbia University. Mr. Hart is qualified to serve as a trustee of the company due to his financial expertise, risk management experience, extensive experience as a senior operating and finance executive in developing strategies for large public companies, his mergers and acquisitions experience, and his service as a public company director.

James H. Kropp—Mr. Kropp, age 68, is Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee and has served as a trustee of the company since November 2012. Since 2009, Mr. Kropp has been the Chief Investment Officer of SLKW Investments LLC, a family investment office. Since 2011, he has been Chief Financial Officer of Microproperties LLC, an investor and asset manager of net leased restaurant properties. From 2009 until its sale in February 2012, he served as Interim CFO of TaxEase LLC, a tax lien finance company. Since 1998, Mr. Kropp has served as a director of PS Business Parks Inc., and is the Chair of its Compensation Committee and a member of its Nominating/Corporate Governance Committee. Since its founding in 2011, he has been a director of Corporate Capital Trust, a registered investment company, and Chair of its Audit Committee and a member of its Nominating/Corporate Governance Committee, positions he has also held at Affiliate Corporate Capital Trust II since its founding in 2016. Mr. Kropp earned a B.B.A. in Finance from St. Francis College. He was licensed as a CPA while at Arthur Young and Company (now a part of Ernst & Young, LLP). Mr. Kropp is qualified to serve as a trustee of the company due to his knowledge of investment banking and capital markets, specializing in real estate securities, his extensive experience with real estate businesses, including other real estate investment trusts, and his experience as a member of several public company boards.

Kenneth M. Woolley—Mr. Woolley, age 70, is Chairman of the Compensation Committee and a member of the Audit Committee and has served as a trustee since November 2012. He is the founder of Extra Space Storage, Inc. (NYSE: EXR), or Extra Space, a self-storage real estate investment trust, and he currently serves as its Executive Chairman. He served as Chairman and Chief Executive Officer of Extra Space from its inception in 2004 through March 2009 and was formerly Chief Executive Officer of Extra Space’s predecessor. From 1994 to 2002, he was an active participant on Storage USA’s Advisory Board. From 1983 to 1989, he acted as a preferred developer for Public Storage, Inc. Mr. Woolley has also developed over 13,000 apartment units in 40 projects and acquired over 15,000 apartment units in the past 25 years and is the founder of several companies in the retail, electronics, food manufacturing, airline and natural resources industries. Mr. Woolley received a B.A. in Physics from Brigham Young University and an M.B.A. and Ph.D. in Business Administration from Stanford University, Graduate School of Business. Mr. Woolley is qualified to serve as a trustee of the company due to his extensive experience with public companies, including his executive experience with Extra Space, and experience with multi-family properties.

Board Recommendation

Our Board unanimously recommends that you vote “FOR” each of the nine nominees for trustee for a one-year term.

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CORPORATE GOVERNANCE AND BOARD  MATTERS

Corporate Governance Framework

The framework of our corporate governance includes the following documents adopted by our Board to govern corporate governance and Board and Board committee structure, function and conduct:

•	Corporate Governance Guidelines that outline the Board’s overall governance practices

•	Company Charter

•	Company Bylaws

•	Charters of the Audit, Compensation and Nominating and Corporate Governance Committees

•	The Code of Business Conduct and Ethics applicable to trustees, officers and all employees

•	Code of Ethics for Senior Financial Officers

The Corporate Governance Guidelines and the Code of Business Conduct and Ethics are reviewed at least annually by the Nominating and Corporate Governance Committee, which considers whether to recommend any changes to the Board. Each Board committee reviews its charter at least annually.

The company’s Code of Business Conduct and Ethics, the Corporate Governance Guidelines and the Board committee charters are each available on the company’s website, www.americanhomes4rent.com under the tab “For Investors.” A copy of each may be obtained by sending a written request to the company’s Investor Relations Department, American Homes 4 Rent, 30601 Agoura Road, Suite 200, Agoura Hills, California 91301, or submitting an information request under the tab “For Investors” on the company’s website. Any amendments or waivers to the Code of Business Conduct and Ethics for trustees or executive officers may be made only by the Nominating and Corporate Governance Committee of our Board and will be disclosed on the company’s website or other appropriate means in accordance with applicable SEC and New York Stock Exchange (“NYSE”) requirements.

Board Leadership

We have separate individuals serving as Chairman of the Board and as Chief Executive Officer. B. Wayne Hughes serves as our Non-Executive Chairman. David P. Singelyn serves as Chief Executive Officer and is responsible for the day-to-day management and profitable growth of the company.

Although the positions are currently held by separate individuals, the company does not have a policy against one individual holding the position of Chairman and Chief Executive Officer. Rather, the Board evaluates the desirability of having a combined or separate roles for the Chairman and Chief Executive Officer from time-to-time and adopts a structure based on what it believes is in the best interests of the company and its shareholders. Currently, the Board believes that having a separate Chairman and Chief Executive Officer serves the interests of the company and its shareholders well.

The Board has also established a position of independent presiding trustee, to provide for an independent leadership role on the Board. The independent presiding trustee, who must be one of the independent trustees, presides at meetings of all non-management trustees in executive session without the presence of management. These meetings are held on a regular basis, generally before or after each regularly scheduled Board meeting and at the request of any non-management trustee. In addition, the independent trustees meet separately at least once annually. These sessions are designed to encourage open Board discussion of any matter of interest without our chief executive officer or any other members of management present. The independent presiding trustee of these sessions is

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appointed by the independent trustees annually for a one-year term expiring at the next annual meeting. Matthew J. Hart has been appointed as the independent presiding trustee for meetings of the non-management trustees until the 2017 Annual Meeting.

Board Responsibilities and Oversight of Risk Management

The Board is responsible for overseeing the company’s approach to major risks and our policies for assessing and managing these risks. As part of its oversight function, the Board regularly receives presentations from management on areas of risk facing our business. The Board and management actively engage in discussions about these potential and perceived risks to the business.

In addition, the Board is assisted in its oversight responsibilities by the standing Board committees, which have assigned areas of oversight responsibility for various matters as described in the Board committee charters and as provided in the NYSE rules. For example, the Audit Committee assists with the Board’s oversight of the integrity of our financial statements, the qualifications, independence and performance of our independent registered public accounting firm and the performance of our internal audit function. Pursuant to its charter, the Audit Committee also considers our policies with respect to risk assessment and risk management. In addition, the Audit Committee reviews various potential areas of financial risk in detail on a regular basis. The Compensation Committee oversees the compensation of our Chief Executive Officer and other executive officers and evaluates the appropriate compensation incentives to motivate senior management to grow long-term shareholder returns without undue risk taking.

The Board committees also hear reports from the members of management to enable each committee to understand and discuss risk identification and risk management. The chair of each of the Board’s standing committees reports on the discussion to the full Board at the next Board meeting. All trustees have access to members of management in the event a trustee wishes to follow up on items discussed outside the Board meeting.

Trustee Independence

The Board evaluates the independence of each trustee annually based on information supplied by trustees and the company, and on the recommendations of the Nominating and Corporate Governance Committee. The company’s Corporate Governance Guidelines require that a majority of the trustees be independent in accordance with the requirements of the rules of the NYSE. Our non-management and independent trustees meet regularly in executive sessions without members of management present, generally following each regularly scheduled Board meeting.

No trustee qualifies as independent unless the Board affirmatively determines that the trustee has no material relationship with the company and its management, based on all relevant facts and circumstances, in accordance with NYSE rules. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.

Following its annual review of each trustee’s independence, in February 2017, the Nominating and Corporate Governance Committee recommended to the Board and the Board determined that (1) each member of the Board, other than B. Wayne Hughes, Tamara Hughes Gustavson, David P. Singelyn and John Corrigan, and (2) each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is independent pursuant to the rules of the NYSE. Mr. Hughes and Ms. Gustavson were deemed not independent because of the significant ownership of their family members and their relationships with management. Mr. Singelyn and Mr. Corrigan were deemed not independent because of their roles as Chief Executive Officer and Chief Operating Officer, respectively, of the company.

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In addition, the Board has determined that:

•	Each member of the Audit Committee meets the additional independence requirements set forth in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the Exchange Act) and the SEC’s rules thereunder;

•	Each member of the Compensation Committee meets the NYSE’s heightened independence requirements for compensation committee members; and

•	Each member of the Compensation Committee qualifies as a “non-employee” director for purposes of Rule 16b-3 under the Exchange Act and as an “outside” director for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Committees of the Board

Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees consists of three members, each of whom meets the independence standards of the NYSE. Matters put to a vote by any one of our three independent committees of our Board must be approved by a majority of the trustees on the committee who are present at a meeting, in person or as otherwise permitted by our bylaws, at which there is a quorum or by the unanimous written consent of the trustees serving on the committee. Additionally, our Board may from time to time establish other committees to facilitate the Board’s oversight of management of the business and affairs of the company.

Each of the standing committees operates pursuant to a written charter that can be viewed on our website at www.americanhomes4rent.com under the tab “For Investors.” A print copy will be provided to any shareholder who requests a copy by writing to the company’s Secretary at American Homes 4 Rent, 30601 Agoura Road, Suite 200, Agoura Hills, California 91301, or submitting an information request under the tab “For Investors” on the company’s website.

Our three standing committees are described below, and the current committee members and number of meetings held in 2016 are as follows:

Trustee	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Dann V. Angeloff			Chairman
Matthew J. Hart	Member	Member
James H. Kropp	Chairman		Member
Douglas N. Benham		Member	Member
Kenneth M. Woolley	Member	Chairman
Number of meetings in 2016:	6	1	5

Audit Committee. Our Board has affirmatively determined that each of the Audit Committee members meets the definition of “independent trustee” for purposes of the NYSE rules and the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board has also determined that each member of our Audit Committee qualifies as an “audit

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committee financial expert” under SEC rules and regulations. The Audit Committee’s principal functions consist of overseeing:

•	the integrity of our consolidated financial statements and financial reporting process;

•	our accounting and financial reporting processes;

•	our systems of disclosure controls and procedures and internal control over financial reporting;

•	our compliance with financial, legal and regulatory requirements;

•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

•	review of all related party transactions in accordance with our Related Party Transaction Policy;

•	the performance of our internal audit functions; and

•	our overall risk exposure and management.

Compensation Committee. The Compensation Committee’s principal functions consist of supporting the Board in fulfilling its oversight responsibilities relating to the following:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration of our chief executive officer based on such evaluation;

•	reviewing and approving the compensation of our other executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive and equity-based compensation plans;

•	reviewing and discussing with management the Compensation Discussion and Analysis (CD&A) to be included in the proxy statement and to recommend to the Board inclusion of the CD&A in the company’s Annual Report on Form 10-K and annual proxy statement;

•	producing a report on executive compensation to be included in our annual proxy statement;

•	reviewing with management, management’s annual assessment of potential risks related to compensation policies and practices applicable to all employees;

•	overseeing the advisory shareholder votes on the Company’s executive compensation programs and policies and the frequency of such votes; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for trustees.

During 2016, the Compensation Committee made all compensation decisions for our executive officers, including the named executive officers, as set forth in the Summary Compensation Table below.

Compensation Committee Interlocks and Insider Participation. None of our current Compensation Committee members is or was an officer or employee, or former officer or employee, of the company. None of our executive officers serve as a member of a board of directors, board of trustees or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or our Compensation Committee.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Oversight of Compensation Risks. In February 2017, the Compensation Committee considered a report from management concerning its review of potential risks related to compensation policies and practices of all employees of the company. During its review, the Compensation Committee discussed the report with senior management and discussed management’s conclusion that the company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the company.

To prepare the report for the Compensation Committee’s consideration, members of our senior management team, including our Chief Executive Officer, Chief Operating Officer, Chief Legal Officer and Vice President of Human Resources, reviewed each of the company’s executive compensation programs, focusing on employee incentive compensation plans. At the completion of the review, management and the Compensation Committee concluded that there is little motivation or opportunity for employees to take undue risks to earn incentive compensation awards and that the incentive compensation plans properly incentivize employees to achieve long-term goals and do not create undue risks for the company.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s principal functions consist of:

•	identifying, evaluating and recommending to the Board the trustee nominees for each annual shareholder meeting or to fill any vacancy on the Board;

•	identifying individuals qualified to become members of our Board and ensuring that our Board has the requisite expertise;

•	developing and recommending to the Board for its approval, qualifications for trustee candidates and periodically reviewing these qualifications with the Board;

•	reviewing the committee structure of the Board and recommending trustees to serve as members or chairs of each committee of the Board;

•	developing and recommending to the Board a set of corporate governance guidelines applicable to us and, at least annually, reviewing such guidelines and recommending changes to the Board for approval as necessary;

•	overseeing the annual self-evaluations of the Board and management; and

•	overseeing our Board’s compliance with our Code of Business Conduct and Ethics.

Board Orientation and Education

Each new trustee participates in an orientation program and receives materials and briefings concerning our business, industry, management and corporate governance policies and practices. We provide continuing education for all trustees through board materials and presentation, discussions with management and the opportunity to attend external board education programs. In addition, all Board members have the opportunity to become a member of the National Association of Corporate Directors and access the resources of that organization.

Trustee Compensation

Our Board has established a compensation program for our non-management trustees that includes a mix of cash and equity compensation.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Retainers. Pursuant to this compensation program, we pay the following compensation to each of our independent trustees:

•	an annual cash retainer of $75,000;

•	an additional annual cash retainer of $10,000 to the chair of our Audit Committee;

•	an additional annual cash retainer of $7,500 to the chair of our Compensation Committee; and

•	an additional annual cash retainer of $7,500 to the chair of our Nominating and Corporate Governance Committee.

We also reimburse our independent trustees for reasonable out-of-pocket expenses incurred in the performance of their duties as trustees, including without limitation, travel expenses in connection with their attendance in-person at Board and committee meetings. Trustees who are employees do not receive any compensation for their services as trustees.

Equity Awards. Each non-management trustee receives an annual share option grant to acquire 10,000 Class A common shares and new non-management trustees receive an initial option grant to acquire 10,000 Class A common shares with a grant price set at the closing price on the NYSE of the company’s Class A common shares on the date of grant. The option vests in four equal annual installments beginning one year from the date of grant.

Trustee Compensation Table

The following table presents information relating to the total compensation of our non-employee trustees for the fiscal year ended December 31, 2016. Messrs. Hughes, Singelyn and Corrigan did not receive any compensation for their services as trustees in 2016.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
B. Wayne Hughes	—	—	—
Dann V. Angeloff	82,500	28,035	110,535
Douglas N. Benham	56,250	30,223	86,473
Tamara Hughes Gustavson	37,500	34,580	72,080
Matthew J. Hart	75,000	28,035	103,035
James H. Kropp	85,000	28,035	113,035
Lynn Swann	37,500	28,035	65,535
Kenneth M. Woolley	82,500	28,035	110,535
David P. Singelyn	—	—	—
John Corrigan	—	—	—

(1)	Each of the company’s independent trustees in 2016 received an option grant to acquire 10,000 Class A common shares, Messrs. Angeloff, Hart, Kropp, Swann and Woolley were awarded on February 25, 2016, an option grant to acquire 10,000 Class A common shares that vests over four years with a Black-Scholes value of $2.8035 on the date of grant. Mr. Benham received an award on March 23, 2016 and Ms. Gustavson received an award on August 2, 2016 with Black-Scholes values of $3.0223 and $3.458, respectively of which none were vested on December 31, 2016. As of December 31, 2016, Messrs. Angeloff, Hart, Kropp and Woolley each held share option grants to acquire a total of 40,000 Class A common shares, of which options to acquire 15,000 Class A common shares were vested and options to acquire 25,000 Class A common shares were unvested. Mr. Swann retired from the Board on June 30, 2016 and his unvested options terminated on that date.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Board and Committee Meetings and Attendance

The Board meets at regularly scheduled intervals and may hold additional special meetings as necessary or desirable in furtherance of its oversight responsibilities. As described above, the non-management trustees generally meet in executive session without the presence of management as part of each regularly scheduled Board meeting. The sessions are intended to encourage open discussion of any matter of interest without the Chief Executive Officer or any member of management present.

During 2016, the Board held five meetings and the Board committees held twelve meetings. During 2016, each trustee attended at least 75% of the meetings held by the Board and all committees of the Board on which he served. Six of the company’s eight trustees attended the 2016 Annual Meeting. Trustees are encouraged, but not required, to attend the 2017 Annual Meeting.

Consideration of Candidates for Trustee

Shareholder recommendations. The policy of the Nominating and Corporate Governance Committee to consider properly submitted shareholder recommendations for candidates for membership on the Board is described below under “Identifying and Evaluating Nominees for Trustees.” Under this policy, shareholder recommendations may only be submitted by a shareholder entitled to submit shareholder proposals under the SEC rules. Any shareholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee should include the nominee’s name and qualifications for Board membership, including the information required under Regulation 14A under the Exchange Act, and should be addressed to the Secretary at American Homes 4 Rent, 30601 Agoura Road, Suite 200, Agoura Hills, California 91301. Recommendations for consideration at the 2018 Annual Meeting should be submitted within the time frame described in this proxy statement under “Deadlines for Receipt of Shareholder Proposals” on page 40.

Trustee Qualifications. Members of the Board should have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment and shall be most effective, in conjunction with the other nominees to the Board, in serving the long-term interests of the company and its shareholders. In general, the Board seeks to add trustees who meet the independence requirements of the NYSE rules. In addition, trustee candidates must submit a completed trustee questionnaire concerning matters related to independence determination, the determination of whether a candidate qualifies as an audit committee financial expert and other proxy disclosure matters and must satisfactorily complete a background investigation by a third-party firm.

The Board has delegated to the Nominating and Corporate Governance Committee responsibility for recommending to the Board new trustees for election and assessing the skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment includes trustees’ qualifications as independent, and may include consideration of the following, all in the context of an assessment of the perceived needs of the Board at that time:

•	diversity, background, skills and experience;

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	knowledge and contacts in the communities in which the company conducts business and in the company’s industry or other industries relevant to the company’s business;

•	ability and willingness to devote sufficient time to serve on the Board and committees of the Board;

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CORPORATE GOVERNANCE AND BOARD MATTERS

•	knowledge and expertise in various areas deemed appropriate by the Board; and

•	how the individual’s skills, experience and personality fit with those of other trustees in maintaining an effective, collegial and responsive Board.

There are no other policies or guidelines that limit the selection of trustee candidates by the Nominating and Corporate Governance Committee, and the Nominating and Corporate Governance Committee and the Board have and exercise broad discretion to select trustee candidates who will best serve the Board, the company and its shareholders.

Identifying and Evaluating Nominees for Trustee. The company was formed, and seven of the nine current Board members were first elected, in 2012. The Nominating and Corporate Governance Committee expects to utilize a variety of methods for identifying and evaluating new nominees for trustee. The Nominating and Corporate Governance Committee periodically assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates for trustee.

Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates will be evaluated at meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year.

As described above, the Nominating and Corporate Governance Committee will consider properly submitted shareholder nominations of candidates for the Board in the same manner as other candidates. Following verification of the shareholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating and Corporate Governance Committee prior to the issuance of the proxy statement for the annual meeting. If any materials are provided by a shareholder in connection with the recommendation of a trustee candidate, such materials are forwarded to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Communications with the Board

The company provides a process by which shareholders and interested parties may communicate with the Board. Any shareholder communication to the Board should be addressed to: Board of Trustees, c/o Corporate Secretary, American Homes 4 Rent, 30601 Agoura Road, Suite 200, Agoura Hills, California 91301. Communications that are intended for a specified individual trustee or group of trustees should be addressed to the trustee(s) c/o Corporate Secretary at the above address, and all such communications received will be forwarded to the designated trustee(s).

14	American Homes 4 Rent – 2017 Proxy Statement

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for appointing the company’s independent registered public accounting firm. BDO USA, LLP (BDO) served as the company’s initial independent registered public accounting firm through August 2016. During 2016, the Audit Committee undertook an extensive review and evaluation of several audit firms. In August 2016, at the conclusion of its review, the Audit Committee dismissed BDO and appointed Ernst & Young, LLP (EY) as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

In February 2017, the Audit Committee re-appointed EY to serve as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. The Board recommends that shareholders ratify the Audit Committee’s selection of EY as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

The audit reports of BDO on the company’s financial statements for the years ended December 31, 2015 and 2014 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. The dismissal of BDO was not the result of any disagreements with BDO and there were no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K.

We are not required to seek ratification of the appointment of EY but the Board believes in doing so as a matter of good corporate governance. Even if the appointment of EY is ratified by the shareholders, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change would be in the best interest of the company and its shareholders. If shareholders do not ratify the appointment of EY the Audit Committee will reconsider its selection, but may nevertheless determine to appoint them.

Representatives from EY will be in attendance at the 2017 Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table shows the fees billed to the company by EY and BDO for audit and other services provided for fiscal years 2016 and 2015:

	2016 (4)(5)	2015 (4)
Audit fees (1)	$1,286,756	$1,524,080
Audit-related fees (2)	$167,500	$—
Tax fees (3)	$259,000	$—
All other fees	$—	$—
Total	$1,713,256	$1,524,080

(1)	Audit fees represent fees for professional services provided in connection with the audit of the company’s annual financial statements, review of the third quarter 2016 quarterly financial statements included in the company’s quarterly reports on Form 10-Q and other 2016 professional services in connection with the company’s registration statements, securities offerings and audits of financial statements of certain acquired assets.

(2)	Audit-related fees represent fees for professional services primarily provided in connection with agreed-upon procedures related to the company’s subsidiary’s 2016 securitization transactions and access to online accounting services.

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PROPOSAL 2

(3)	Tax fees relate to tax filing for acquired companies for which EY was previously auditor and tax advisor.

(4)	BDO was the company’s independent registered public accounting firm during 2015 and until August 2016. No BDO fees are included for 2016.

(5)	Fees for Ernst & Young services in 2016.

Auditor Independence. The Audit Committee has determined that the provision of the non-audit services described above is compatible with maintaining the independence of the company’s independent registered public accounting firm.

Policy to Approve Services of Independent Registered Public Accounting Firm. The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy relating to services performed by the company’s independent registered public accounting firm. Pursuant to the Audit and Non-Audit Services Pre-Approval Policy, all audit and permissible non-audit services must be separately pre-approved by the Audit Committee. The Audit Committee has delegated authority to its Chairman to specifically pre-approve engagements for the performance of audit and permissible non-audit services, for which the estimated cost for all such services shall not exceed $200,000 prior to reporting such pre-approved engagements to the Audit Committee in accordance with the following sentence, and the review by the Audit Committee of such engagements. The Chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement, including:

•	the type of services covered by the engagement;

•	the dates the engagement is scheduled to commence and terminate;

•	the estimated fees payable by us pursuant to the engagement;

•	other material terms of the engagement; and

•	such other information as the Audit Committee may request.

Under this policy, the Audit Committee pre-approved all services performed by BDO and EY during 2016, including those listed in the previous table. The Chairman of the Audit Committee has the authority to grant required approvals between meetings of the Audit Committee, provided that any exercise of this authority is reviewed at the next Audit Committee meeting.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of Ernst & Young, LLP as the company’s independent registered public accounting firm for fiscal year 2017.

16	American Homes 4 Rent – 2017 Proxy Statement

AUDIT COMMITTEE REPORT

The Audit Committee’s responsibilities include appointing the company’s independent registered public accounting firm, pre-approving audit and non-audit services provided by the firm and assisting the Board in providing oversight to the company’s financial reporting process. In fulfilling its oversight responsibilities, the Audit Committee meets with the company’s independent registered public accounting firm, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters.

Management is responsible for the company’s financial statements, including the estimates and judgments on which they are based, for maintaining effective internal controls over financial reporting and for assessing the effectiveness of internal controls over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and for issuing a report thereon. It is not the Audit Committee’s responsibility to plan or conduct audits or to determine that the company’s financial statements and disclosures are complete, accurate and in accordance with U.S. generally accepted accounting principles and applicable laws, rules and regulations. The Audit Committee’s responsibility is to monitor and oversee these processes and the Audit Committee necessarily relies on the work and assurances of the company’s management and of the company’s independent registered public accounting firm.

As part of its responsibilities for appointing the company’s independent registered public accounting firm, the Audit Committee undertook an extensive evaluation to appoint a new firm during 2016. At the conclusion of its review and evaluation, the Audit Committee appointed EY in August 2016 to replace BDO USA LLP, which had been the company’s independent registered public accounting firm since 2012.

As part of its oversight responsibilities related to the company’s financial statements included in the company’s Annual Report on Form 10-K, the Audit Committee met with management and EY, the company’s independent registered public accounting firm, and reviewed and discussed with them the audited consolidated financial statements. Management represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee discussed with EY firm matters required to be discussed by PCAOB Auditing Standard No. 1301 (Communication with Audit Committees), as modified or supplemented. The Audit Committee also discussed with EY the overall scope and plans for the annual audit, the results of their examinations, their evaluation of the company’s internal controls and the overall quality of the company’s financial reporting.

The company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the applicable rules of the PCAOB, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. In addition, the Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to the company and its affiliates is compatible with the firm’s independence.

The Audit Committee met with representatives of management, internal audit, legal counsel and the company’s independent registered public accounting firm on a regular basis throughout the year to discuss the progress of management’s testing and evaluation of the company’s system of internal control over financial reporting in response to the applicable requirements of the Sarbanes-Oxley Act

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AUDIT COMMITTEE REPORT

of 2002 and related SEC regulations. At the conclusion of this process, the Audit Committee received from management its assessment and report on the effectiveness of the company’s internal controls over financial reporting. In addition, the Audit Committee received from EY its assessment of and opinion on the company’s internal control over financial reporting as of December 31, 2016. The Audit Committee reviewed and discussed the results of management’s assessment and EY’s audit.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission. The Audit Committee also approved the appointment of Ernst & Young, LLP as the company’s independent registered public accountants for the fiscal year ending December 31, 2017 and recommended that the Board submit this appointment to the company’s shareholders for ratification at the 2017 Annual Meeting.

THE AUDIT COMMITTEE

James H. Kropp, Chairman

Matthew J. Hart

Kenneth M. Woolley

18	American Homes 4 Rent – 2017 Proxy Statement

PRINCIPAL SHAREHOLDERS

Share Ownership of 5% or Greater Beneficial Owners

The following table sets forth information regarding the beneficial ownership of our common shares and common shares into which units in American Homes 4 Rent, L.P., our operating partnership (“OP units”), may be exchangeable by each person known by us to be the beneficial owner of 5% or more of our common shares and OP units.

Name and Address	Number of Common Shares Beneficially Owned(1)		Number of Common Shares and OP Units Beneficially Owned(2)		Percentage of All Common Shares(1)	Percentage of All Common Shares and OP Units Beneficially Owned(2)
HF Investments 2010, LLC 30601 Agoura Road, Ste. 200 Agoura Hills, CA 91301(3)	6,645,581		54,765,472		2.73%	18.30%
Cohen & Steers, Inc. Cohen & Steers Capital Management, Inc. Cohen & Steers UK Ltd 280 Park Avenue, 10th Floor New York, NY 10017(4)	42,281,592		42,281,592		17.35%	14.13%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(5)	32,746,887		32,746,887		13.44%	10.94%
Vanguard Specialized Funds- Vanguard REIT Index Fund 100 Vanguard Blvd. Malvern, PA 19355(6)	16,234,409		16,234,409		6.66%	5.43%
FMR LLC 245 Summer Street Boston, MA 02210(7)	13,577,743		13,577,743		5.57%	4.54%
Tamara Hughes Gustavson(8) (9) c/o 30601 Agoura Road, Ste. 200 Agoura Hill, CA 91301	13,138,642	(6)	13,138,642	(6)	5.39%	4.39%
Blackrock, Inc. 55 East 52nd Street New York, NY 10055(10)	12,744,304		12,744,304		5.23%	4.26%
B. Wayne Hughes c/o 30601 Agoura Road, Ste. 200 Agoura Hills, CA 91301(9)	7,734,021		7,734,021		3.17%	2.58%

(1)	Assumes 243,005,086 Class A and 635,075 Class B common shares are outstanding as of March 1, 2017. All Class B common shares are held by HF Investments 2010, LLC.

(2)	Assumes a total of 43,640,161 common shares and 55,555,960 OP units (which OP units may be redeemed for cash or, at our option, exchanged for our Class A common shares) are outstanding on March 1, 2017, excluding OP units held by the company.

(3)	HF Investments 2010, LLC, is comprised of trusts established by Mr. Hughes for certain of his heirs. Mr. Singelyn is the sole manager of HF Investments 2010, LLC. As the sole manager of HF

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PRINCIPAL SHAREHOLDERS

Investments 2010, LLC, Mr. Singelyn has voting and dispositive power over the 54,765,472 common shares and OP units directly owned by HF Investments 2010, LLC and may be deemed to have beneficial ownership over such securities. Mr. Singelyn disclaims beneficial ownership of all common shares and OP units owned by HF Investments. HF Investments 2010, LLC ownership interests include:

(i)	6,010,506 Class A common shares issued by us;

(ii)	635,075 Class B common shares issued by us (for voting purposes, each Class B common share entitles the holder to 50 votes on all matters on which the holders of Class A common shares are entitled to vote); and

(iii)	48,119,891 Class A units issued by our operating partnership (“Class A units”).

(4)	This information is as of December 31, 2016 and is based on a Schedule 13G filed on February 14, 2017 by Cohen & Steers, Inc. (and affiliates) to report sole voting power with respect to 10,389,653 Class A common shares and sole dispositive power with respect to 21,140,796 Class A common shares and that its affiliates, Cohen & Steers Capital Management, Inc., holds sole voting power with respect to 10,262,377 Class A common shares and sole dispositive power with respect to 20,831,408 Class A common shares and Cohen & Steers UK Limited holds sole voting power with respect to 127,276 Class A common shares and sole dispositive power with respect to 309,388 Class A common shares.

(5)	This information is as of December 31, 2016 and is based on a Schedule 13G/A filed on February 9, 2017 by The Vanguard Group as investment advisor to report that it has sole voting power with respect to 404,202 Class A common shares, shared voting power with respect to 260,055 Class A common shares, sole dispositive power with respect to 32,380,415 Class A common shares and shared dispositive power with respect to 366,472 Class A common shares.

(6)	This information is as of December 31, 2016 and is based on a Schedule 13G filed on February 13, 2017 by Vanguard Specialized Funds-Vanguard REIT Index Fund to report that it has sole voting power with respect to 16,234,409 Class A common shares.

(7)	This information is as of December 31, 2016 and is based on a Schedule 13G filed on February 14, 2017 by FMR LLC (and affiliates) to report that it has sole voting power with respect to 8,289,614 Class A common shares and sole dispositive power with respect to 13,577,743 Class A common shares.

(8)	Includes 100 Class A Common shares held by Ms. Gustavson’s spouse. Does not include any shares held by HF LLC which is comprised of trusts established by B. Wayne Hughes, for certain of his heirs, including the children of Ms. Gustavson.

(9)	Mr. Hughes is Chairman of the Board and Ms. Gustavson is his daughter. The information is based on information contained in Form 4s filed most recently by Mr. Hughes on November 10, 2016 and by Ms. Gustavson on December 2, 2016.

(10)	This information is as of December 31, 2016 and is based on a Schedule 13G filed on January 30, 2017 by Blackrock, Inc. to report that it has sole voting power with respect to 11,995,584 Class A common shares and sole dispositive power with respect to 12,744,304 Class A common shares.

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PRINCIPAL SHAREHOLDERS

Share Ownership of Trustees and Management

The following table sets forth information, as of March 1, 2017, regarding the beneficial ownership of our common shares and common shares into which OP units may be exchangeable by (1) each of our named executive officers, (2) each of our trustees and (3) all of our executive officers and trustees as a group. Except as otherwise indicated, each trustee and executive officer has sole voting and investment power over his or her shares.

Name	Number of Common Shares Beneficially Owned(1)	Number of Common Shares and OP Units Beneficially Owned(2)		Percentage of All Common Shares(1)	Percentage of All Common Shares and OP Units Beneficially Owned(2)
B. Wayne Hughes	7,734,021	7,734,021		3.17%	2.58%
David P. Singelyn(3)(6)	7,059,980	57,853,198		2.90%	19.34%
John Corrigan(4)(6)	303,075	2,976,402	*		1.22%
Diana M. Laing(6)	120,000	120,000	*		*
David Goldberg(5)(6)	199,686	739,752	*		*
Bryan Smith(6)	302,482	302,482	*		*
Sara Vogt-Lowell(6)	171,687	171,687	*		*
Dann V. Angeloff(7)(11)	60,900	60,900	*		*
Douglas N. Benham(8)	16,707	28,915	*		*
Tamara Hughes Gustavson(9)	13,138,642	13,138,642		5.39%	4.39%
Matthew J. Hart(11)	40,000	40,000	*		*
James H. Kropp(10)(11)	37,500	37,500	*		*
Kenneth Woolley(11)	28,833	28,833	*		*
All trustees and executive officers as a group (13 persons)(3)(7)(8)	29,213,513	83,232,332		11.99%	27.82%

*	Represents less than 1.0%

(1)	Assumes 243,005,086 Class A common shares and 635,075 Class B common shares are outstanding as of March 1, 2017.

(2)	Assumes a total of 299,196,121 common shares and OP units (which OP units may be redeemed for cash or, at our option, exchanged for our Class A common shares) are outstanding as of March 1, 2017, excluding OP units held by the company. Does not reflect Class A common shares reserved for potential future issuance under our Amended and Restated 2012 Equity Incentive Plan.

(3)

Includes (i) 100 Class A common shares registered to and beneficially owned by Mr. Singelyn, (ii) 100 Class A common shares registered to and beneficially owned by Mr. Singelyn’s wife, (iii) 389,199 Class A common shares and 2,673,327 Class A partnership units issued by our operating partnership (Class A units) held by an LLC for the benefit of Mr. Singelyn and members of his family of which Mr. Singelyn is Manager and (iv) includes shares beneficially owned by HF Investments 2010 LLC (HF LLC). HF LLC, is comprised of trusts established by Mr. Hughes for

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PRINCIPAL SHAREHOLDERS

certain of his heirs. Mr. Singelyn is the sole manager of HF LLC. As the sole manager of HF LLC, Mr. Singelyn has voting and dispositive power over the common shares and OP units directly owned by HF LLC and may be deemed to have beneficial ownership over such securities. Mr. Singelyn disclaims beneficial ownership of all common shares and OP units owned by HF LLC. HF LLC ownership interests include:

(i)	6,010,506 Class A common shares;

(ii)	635,075 Class B common shares issued (for voting purposes, each Class B common share entitles the holder to 50 votes on all matters on which the holders of Class A common shares are entitled to vote); and

(iii)	48,119,891 Class A units issued by our operating partnership (“Class A units”).

Mr. Singelyn has pledged 369,199 Class A common shares and 2,673,327 Class A partnership units to secure loans held by an affiliate of Ms. Gustavson that were previously secured by pledges of his interest in AH LLC before its liquidation.

(4)	Includes 100 Class A common shares registered to and held beneficially by Mr. Corrigan’s wife and 2,673,327 Class A partnership units. Mr. Corrigan has pledged 302,975 Class A common shares and 2,673,327 Class A partnership units to secure loans held by an affiliate of Ms. Gustavson that were previously secured by pledges of his interest in AH LLC before its liquidation.

(5)	Mr. Goldberg has pledged 540,066 Class A partnership units to secure loans held by an affiliate of Ms. Gustavson that were previously secured by pledges of his interest in AH LLC before its liquidation.

(6)	Excludes options to purchase our Class A common shares granted to our executive team under the 2012 Incentive Plan that will not vest within 60 days of March 1, 2017. Includes the following vested share options: 25,000 for each of Messrs. Singelyn and Corrigan; 115,000 for Ms. Laing; 125,000 for Mr. Goldberg; 165,000 for Ms. Vogt-Lowell; and 285,000 for Mr. Smith.

(7)	Represents Class A common shares issued to entities and IRA for the benefit of Mr. Angeloff and members of his family to which Mr. Angeloff has voting and dispositive power.

(8)	Includes 5,674 Class A common shares registered in a benefit plan.

(9)	Includes 100 Class A common shares registered and beneficially owned by Ms. Gustavson’s spouse. Does not include any shares held by HF LLC (see footnote 3, above, for HF LLC holdings) which is comprised of trusts that include Ms. Gustavson’s children. Does not include Class A common shares owned by Mr. Hughes. In September 2015, Ms. Gustavson and Mr. Hughes jointly filed a Schedule 13D reporting that reporting person has sole voting and dispositive power over her shares and Mr. Hughes has sole voting and dispositive power over his shares and that Ms. Gustavson disclaims any beneficial ownership of the shares and units held by HF LLC and the shares held by Mr. Hughes and that Mr. Hughes disclaims any beneficial ownership of the shares and units held by HF LLC and the shares held by Ms. Gustavson.

(10)	Includes 10,000 Class A common shares held in Mr. Kropp’s IRA.

(11)	Includes 22,500 vested share options to acquire Class A common shares of the company.

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EXECUTIVE OFFICER OWNERSHIP OF COMPANY SHARES

CEO Share Ownership Policy

Our share ownership guidelines approved by the Board provide that the chief executive officer will own Class A common shares with a value of three times the chief executive officer’s annual base salary within four years after his or her initial election to the position. Unvested restricted shares, if any, and Class A partnership units that can convert to Class A commons shares are included in the calculation but vested and unvested stock options are excluded. We believe this policy further enhances the alignment of the interests of the company’s chief executive officer and shareowners. Mr. Singelyn’s ownership of 389,199 Class A common shares and 2,673,327 Class A partnership units substantially exceeds the share ownership guidelines.

Anti-Hedging Policy

The anti-hedging provisions of our insider trading policy prohibits trustees, officers and employees from directly or indirectly engaging in hedging against future declines in the market value of any securities of the company. Waivers of these prohibitions are not permitted under the policy. The objective of this policy is to further enhance alignment between the interests of our trustees, officers and employees and those of our shareholders.

Policy Regarding Pledging of Shares

Our securities trading policy discourages (but does not prohibit) the pledging of shares of company common stock by insiders. In approving the policy, the Board considered that Messrs. Singelyn, Corrigan and Goldberg previously received loans from an affiliate of Ms. Gustavson in connection with their acquisition of interests in the company’s former sponsor, AH LLC and that these loans were secured by pledges of their membership interests in AH LLC. When AH LLC was liquidated and its Class A common shares and partnership units of the company were distributed pro rata to its members, Messrs. Singelyn, Corrigan and Goldberg agreed to transfer the pledge from their interests in AH LLC to the common shares and operating partnership units of the company they received in the liquidation. Our Board is of the view that these arrangements are unlikely to result in adverse effects to shareholders because our largest individual shareholder is the creditor. Our Board also recognizes that maintaining these pledges allows liquidity for Messrs. Singelyn, Corrigan and Goldberg without the need to sell company shares to raise additional capital.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the company’s trustees and executive officers and persons who own more than 10% of any registered class of the company’s equity securities to file reports of ownership and changes of ownership of those securities with the SEC and the NYSE. Executive officers, trustees and greater than 10% shareholders are required by SEC regulations to provide the company with a copy of all Section 16(a) forms that they file. Based on a review of the reports submitted to the company and of filings on the SEC’s EDGAR website and of written representations from executive officers and trustees, the company believes that all trustees and officers filed timely reports during 2016, except that one trustee filed an amendment to report holdings of 1,000 preferred shares of the company held in an IRA that he inadvertently omitted from his original Form 3 and one trustee filed a late Form 4 to report a distribution of 7,989 preferred shares of the company received as a distribution from a family trust.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis describes the compensation for our principal executive officer, principal financial officer and the three next most highly compensated persons who were executive officers of the company on December 31, 2016. The Compensation Discussion and Analysis explains the objectives of our executive compensation programs, outlines the elements of executive officer compensation and describes the factors considered by the Compensation Committee to determine the amounts of compensation for executive officers for 2016 performance.

Compensation Overview

The primary goal of our executive compensation program is to align the interests of our named executive officers with those of our shareholders in a way that allows us to attract and retain the best executive talent. The Compensation Committee oversees the compensation of our named executive officers, including setting base salaries, awarding bonuses and making equity awards to our named executive officers. The Compensation Committee also oversees the company’s equity plan. The Compensation Committee goals are to design a compensation program that rewards, among other things, favorable shareholder returns, share appreciation, the company’s competitive position within our segment of the real estate industry and each executive officer’s long-term career contributions to the company. Our compensation incentives that are designed to further these goals have taken the form of transaction bonuses and annual cash compensation and equity awards, and long-term cash and equity incentives for our named executive officers.

All equity and cash bonus awards to our named executive officers during 2016 were made at the discretion of the Compensation Committee in recognition of the accomplishment of significant corporate achievements. Future equity and cash bonuses may be measured by performance targets established in advance by our Compensation Committee. In addition, our Compensation Committee may decide to make awards to new executive officers to attract talented professionals.

Our “named executive officers” during 2016 were: David P. Singelyn, Chief Executive Officer and a trustee; John Corrigan, Chief Operating Officer and a trustee; Diana M. Laing, Chief Financial Officer; Bryan Smith, Executive Vice President, President-Property Management, and Sara Vogt-Lowell, Chief Legal Officer.

2016 Compensation Summary

Compensation of the CEO and COO

Mr. Singelyn and Mr. Corrigan were among the original owners of our sponsor, AH LLC. When the sponsor was liquidated on August 31, 2016, its ownership interests in the company were distributed pro rata to the sponsor’s members, including Messrs. Singelyn and Corrigan, so that Messrs. Singelyn and Corrigan hold a significant number of the company’s Class A common shares and operating partnership units. In view of their ownership holdings, Messrs. Singelyn and Corrigan currently believe they are adequately compensated for their services to the company through appreciation in the company’s common stock and receipt of dividend payments in addition to their base salaries. As a result, neither officer’s base salary increased in 2016 and both salaries remain at what we believe are conservative levels compared to the compensation levels of such officers at other publicly traded single-family rental home companies and real estate investment trusts. As has been true since the company’s initial public offering, both officers waived receipt of bonuses and equity awards for 2016, despite the significant company achievements in 2016 that resulted from their leadership.

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Compensation of the other Named Executive Officers

The Compensation Committee continued to hold cash compensation of our other named executive officers for 2016 at conservative levels. After considering the recommendations of Mr. Singelyn, the Compensation Committee increased Mr. Smith’s base salary to $230,000 and Ms. Vogt-Lowell’s base salary to $220,000.

Cash bonuses for 2016 for the other named executive officers were paid at the discretion of the Compensation Committee, after considering the recommendations of Mr. Singelyn and the views of other Board members. As described in more detail below, the Compensation Committee also considered several extraordinary transactions during 2016. After considering these factors and the recommendations of Mr. Singelyn, the Compensation Committee awarded cash bonuses of $150,000 to each of Mr. Smith, Ms. Laing and Ms. Vogt-Lowell to recognize their significant roles in achieving these accomplishments.

The Compensation Committee believes equity awards clearly align management and shareholder interests, particularly for share option awards, which have value only as the share price of the company increases from the share price on the date of grant. Accordingly, in February 2016, after considering Mr. Singelyn’s recommendations, the Compensation Committee granted a share option to acquire 60,000 Class A common shares to each of Ms. Laing and Ms. Vogt-Lowell and a share option to acquire 40,000 Class A common shares to Mr. Smith.

Factors Considered by the Compensation Committee in Making Decisions for 2016

In evaluating executive officer compensation for 2016, the Compensation Committee considered input from the other trustees and, for named executive officers reporting to him, our chief executive officer’s input, as well as the business judgment and experience of each member of the Compensation Committee with respect to the compensation. Although the Compensation Committee is authorized to retain third-party compensation consultants, it has not done so. Although the Compensation Committee’s charter provides that the Compensation Committee may delegate its authority to members of the Compensation Committee, to date, the Compensation Committee has not done so.

Role of Management in Determining the Compensation of Executive Officers

Mr. Singelyn attends most meetings of the Compensation Committee. He does not vote on items before the Compensation Committee and is not present during the Compensation Committee’s discussions and determination concerning his compensation. The Compensation Committee and the Board solicit his view on the performance of the named executive officers reporting to him and consider his recommendations for their compensation. For 2016, the Compensation Committee set base salaries, bonus and equity compensation for our named executive officers after considering Mr. Singelyn’s recommendations, the views of other Board members and after reviewing and discussing the matter as a committee.

Elements of Executive Officer Compensation

The following is a summary of the elements of and amounts paid under our compensation plans for fiscal year 2016 to our named executive officers.

Annual Base Salary

Base salaries are designed to compensate our named executive officers at a fixed level of compensation that serves as a retention tool throughout the executive’s career. In determining base salaries, our Compensation Committee considers each named executive officer’s role and

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EXECUTIVE COMPENSATION

responsibilities, unique skills, future potential with the company, salary levels for similar positions in our core markets and internal pay equity. After reviewing the matter and considering the recommendations of our chief executive officer, in February 2016, the Compensation Committee increased Mr. Smith’s annual base salary to $230,000 and Ms. Vogt-Lowell’s annual base salary to $220,000. Base salaries year-over-year are impacted by an additional pay period in 2015 that did not occur in 2016.

Cash Bonuses

Annual cash bonuses are designed to incentivize our named executive officers at a variable level of compensation based on the performance of both the company and such individual. In connection with our annual cash bonus program, our Compensation Committee will determine annual performance criteria that are flexible and that change with the needs of our business. Our annual cash bonus plan is designed to either (i) reward the achievement of specific, pre-established financial and operational objectives or (ii) provide for awards based on the Compensation Committee’s subjective evaluation of an executive’s performance and accomplishments during the year. In addition, the Compensation Committee has discretion to award cash bonuses during the year for an executive’s accomplishments with respect to a particular transaction or achievement.

For 2016, the Compensation Committee did not set performance targets in advance. Historically, the view of the Compensation Committee has been that while the company is still in its early growth phase, management needs flexibility to respond to opportunities and challenges as they arise, and to be rewarded for those responses. For 2016 bonuses, the Compensation Committee therefore preferred to look back at 2016 performance to easily see the opportunities and challenges and to evaluate management’s responses. For 2017, however, the Compensation Committee has set performance targets for a portion of bonus payments based on growth in Same Home NOI after capital expenditures and achievement of targeted levels of Management Cost Efficiency.

For 2016 performance bonuses, the Compensation Committee considered management’s achievement of several extraordinary transactions during 2016, including the company’s closing of its merger with American Residential Properties, Inc. in a transaction valued at $1.3 billion and the subsequent successful integration of the merged operations. This transaction contributed significantly to the company’s portfolio growth of more than 24% for 2016. In addition, the Compensation Committee considered that the company’s total revenues grew by almost 40% during 2016 compared to 2015 and that other key financial metrics including Core Funds from Operations and Adjusted Funds from Operations increased year over year as leasing and occupancy were strong and rental rates increased. The Compensation Committee also considered significant financing transactions during 2016, including the negotiation and completion of new $1.0 billion credit facilities and the company’s implementation of a new $400 million at-the-market (ATM) common share sales program. After consideration of these factors and consideration of the recommendations of our chief executive officer, the Compensation Committee awarded cash bonuses of $150,000 to each of Mr. Smith, Ms. Laing and Ms. Vogt-Lowell based on their significant roles in achieving these accomplishments. With respect to Messrs. Singelyn and Corrigan, the Compensation Committee considered their roles and ownership interests in the company and the views of other Board members and did not award any cash bonuses to these individuals, although recognizing their significant contributions to the company’s 2016 performance.

Equity Awards

We provide equity awards pursuant to our 2012 Incentive Plan. Equity awards are designed to focus our named executive officers on and reward them for their continued service and enhancing

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shareholder value. In general, our total executive compensation has been more heavily weighted toward equity incentive compensation for the named executive officers who report to Mr. Singelyn. In determining equity awards, our Compensation Committee takes into account, among other factors, the company’s overall financial performance, operational achievements, including acquisitions, the number of awards currently held by each named executive officer and the recommendations of our chief executive officer for the named executive officers reporting to him. Based on these factors, in February 2016, the Compensation Committee awarded stock options to acquire Class A common shares to Ms. Laing for 60,000 shares, Mr. Smith for 40,000 shares and Ms. Vogt-Lowell for 60,000 shares. The valuation of options year-over-year is impacted by changes in market conditions.

Term of Employment

Each of our named executive officers serves at the pleasure of our Board. We have not entered into employment agreements with any of our named executive officers.

Retirement Savings Opportunities

All full-time employees, including our named executive officers, are able to participate in a 401(k) Retirement Savings Plan, or 401(k) plan, after a prescribed period of employment. We provide this plan to help our employees save for retirement in a tax efficient manner. Under the 401(k) plan, participating employees are eligible to defer a portion of their salary beginning the January 1 or July 1 that first follows the completion of six months of employment, and we, at our discretion, may make a matching contribution and/or a profit-sharing contribution commencing six months after they are eligible to begin contributing to the 401(k) plan.

Health and Welfare Benefits

We provide to all full-time employees, including our named executive officers, a competitive benefits package, which includes health and welfare benefits, such as medical, dental, short- and long-term disability insurance, and life insurance benefits.

2017 Compensation Outlook

In February 2017, the Compensation Committee reviewed base salaries for 2017 and considered the recommendations of our chief executive officer, Mr. Singelyn. Following the Compensation Committee’s review and discussions with Mr. Singelyn, the Compensation Committee approved an increase in base salaries for Ms. Laing to $280,000, for Mr. Smith to $280,000 and for Ms. Vogt-Lowell to $250,000. The Compensation Committee also awarded a share option to acquire an additional 20,000 Class A common shares to each of Ms. Laing, Mr. Smith and Ms. Vogt-Lowell and awarded 15,000 RSUs to Ms. Laing, 20,000 RSUs to Mr. Smith and 10,000 RSUs to Ms. Vogt-Lowell.

The Compensation Committee also set performance criteria for the achievement of a portion of 2017 bonuses for executive officers based on year-over-year growth in Same Home NOI after capital expenditures and achievement of targeted levels of Management Cost Efficiency.

Same Home NOI after capital expenditures is calculated, using a pool of stabilized single-family properties, as rents and fees from single-family properties less core operating expenses and expenditures and capital expenditures. Core property operating expenses are calculated as property operating expenses excluding expenses reimbursed by tenant charge backs and bad debt expense.

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EXECUTIVE COMPENSATION

Management Cost Efficiency is defined as Management Cost as a percent of rental and tenant fee revenue (excluding pass-through reimbursements.) Management Cost includes controllable property management, leasing and administrative costs and excludes the cost of in-house maintenance services.

Tax and Accounting Considerations—Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a $1,000,000 limit on the annual deduction that may be claimed for compensation paid to each of the chief executive officer and three other highest paid employees of a publicly-held corporation (other than the chief financial officer). Certain performance-based compensation awarded under a plan approved by shareholders is excluded from that limitation, as is certain compensation paid by a partnership, such as our operating partnership. Our shareholder-approved 2012 Incentive Plan is designed to permit the Compensation Committee to make awards that qualify for deduction as performance-based compensation consistent with the requirements of Section 162(m) of the Code. However, the Compensation Committee has and may approve compensation that does not qualify for deductibility if it deems such awards appropriate to achieve the compensation goals of the company.

Compensation Committee Report

The Compensation Committee of the Board of Trustees of American Homes 4 Rent has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K of American Homes 4 Rent for the fiscal year ended December 31, 2016. This report is provided by the following independent trustees who comprise the Compensation Committee:

THE COMPENSATION COMMITTEE

Kenneth M. Woolley, Chairman

Douglas N. Benham

Matthew J. Hart

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EXECUTIVE COMPENSATION

Compensation of Named Executive Officers

The following table provides compensation information for our Chief Executive Officer and our Chief Financial Officer and the three other most highly compensated executive officers who were employed on December 31, 2016.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Option Awards ($)(3)	Stock Awards (4)	All Other Compensation ($)(5)	Total ($)
David P. Singelyn	2016	250,000	–	–	–	22,480	272,480
Chief Executive Officer	2015	259,616	–	–	–	22,600	282,216
	2014	250,000	–	–	–	22,400	272,400
Diana M. Laing	2016	260,000	150,000	168,210	–	10,600	588,810
Chief Financial Officer (1)(6)	2015	269,500	150,000	–	164,800	10,600	594,900
	2014	144,231	100,000	1,030,000	–	–	1,274,231
John “Jack” Corrigan	2016	225,000	–	–	–	15,240	240,240
Chief Operating Officer	2015	233,654	–	–	–	15,586	249,240
	2014	209,134	–	–	–	16,400	225,534
Bryan Smith	2016	230,000	150,000	112,140	–	16,600	508,740
Executive Vice President,	2015	208,441	150,000	228,605	–	16,600	603,646
President-Property Management	2014	189,307	125,000	250,000	166,200	16,400	746,907
Sara Vogt-Lowell	2016	220,000	150,000	168,210	–	10,600	548,810
Chief Legal Officer (7)	2015	170,213	150,000	91,442	164,800	10,600	587,055
	2014	195,794	125,000	152,100	–	–	472,894

(1)	Ms. Laing was first employed by the company on May 13, 2014 and her 2014 salary is pro-rated accordingly.

(2)	Bonuses are discretionary and are awarded by our Compensation Committee based on a combination of individual and corporate performance.

(3)	The amounts in the “Option Awards” column reflect the grant date fair value of share options, which for 2016 awards was $2.8035 per share. For a more detailed discussion and assumptions used in valuing the awards, refer to Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(4)	RSU awards valued at the closing share price on the NYSE of $16.48 per share for Class A common shares on the date of grant for 2015 grants and $16.62 per share for the 2014 grant.

(5)	All Other Compensation is reported in accordance with SEC rules for executives who receive more than $10,000 of such compensation and consists of car allowance payments for Messrs. Singelyn ($12,000), Corrigan ($6,000) and Smith ($6,000), and 401(k) plan contributions by the company for 2016 for Messrs. Singelyn ($10,480), Corrigan ($9,420) and Smith ($10,600) and Ms. Laing ($10,600) and Ms. Vogt-Lowell ($10,600).

(6)	In connection with Ms. Laing’s employment in May 2014, she was granted an employee share option to acquire 200,000 Class A common shares with four year vesting.

(7)	During 2015, Ms. Vogt-Lowell was on maternity leave, a portion of which was unpaid leave.

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EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

The following table sets forth certain information relating to grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2016.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(1)(2)
David P. Singelyn
Share Option Award (1)	—	—	—	—	—
RSU Award (2)	—	—	—	—	—
Annual Incentive	—	—	—	—	—
Diana M. Laing
Share Option Award (1)	2/25/2016	—	60,000	$14.00	$168,210
RSU Award (2)	—	—	—	—	—
Annual Incentive	—	—	—	—	—
John Corrigan
Share Option Award (1)	—	—	—	—	—
RSU Award (2)	—	—	—	—	—
Annual Incentive	—	—	—	—	—
Bryan Smith
Share Option Award (1)	2/25/2016	—	40,000	$14.00	$112,140
RSU Award (2)	—	—	—	—	—
Annual Incentive	—	—	—	—	—
Sara Vogt-Lowell
Share Option Award (1)	2/25/2016	—	60,000	$14.00	$168,210
RSU Award (2)	—	—	—	—	—
Annual Incentive	—	—	—	—	—

(1)	Amounts shown reflect the fair value of stock option awards under the 2012 Incentive Plan computed as of the grant date. The awards vest one-fourth on each of the first through fourth anniversaries of the grant date and expire on the tenth anniversary of the grant date. The grant date fair value with respect to such options is determined using the Black-Scholes-Merton option pricing model in accordance with ASC Topic 718. See Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to ASC Topic 718.

(2)	Amounts reflect the fair value of RSUs computed as of the grant date. The fair value is computed by multiplying the number of RSUs awarded by the fair market value of the company’s Class A common shares on the grant date.

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EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information for each named executive officer with respect to the outstanding unvested equity awards as of the fiscal year-end, December 31, 2016:

Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Un-exercisable (#)	Option Exercise Price ($)	Option Expiration Dates	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
David P. Singelyn	25,000	—	15.00	11-20-22	—	—
Diana M. Laing	100,000	100,000	17.13	5-13-24	—	—
	—	60,000	14.00	2-25-26	—	—
					7,500	157,350
John Corrigan	25,000	—	15.00	11-20-22	—	—
Bryan Smith	100,000	—	15.00	11-29-22	—	—
	112,500	37,500	16.03	11-7-23	—	—
	25,000	25,500	16.62	2-6-24	—	—
	12,500	37,500	16.48	2-26-25	—	—
	—	40,000	14.00	2-25-26	—	—
	—	—	—	—	5,000	104,900
Sara Vogt-Lowell	50,000	—	15.00	11-20-22	—	—
	75,000	25,000	16.03	11-7-23	—	—
	15,000	15,000	16.83	3-16-24	—	—
	5,000	15,000	16.48	2-26-25	—	—
	—	60,000	14.00	2-25-26	—	—
	—	—	—	—	7,500	157,350

(1)	All option awards vest ratably over a period of four years from the date of grant (November 20, 2012 for grants that expire on November 20, 2022; November 29, 2012 for grants that expire on November 29, 2022; November 7, 2013 for grants that expire on November 7, 2023; February 6, 2014 for grants that expire February 6, 2024; March 16, 2014 for grants that expire March 16, 2024; May 13, 2014 for grants that expire May 13, 2024; February 26, 2015 for grants that expire February 26, 2025; and February 25, 2016 for grants that expire February 25, 2026).

(2)	RSUs vest in four annual installments beginning one year from the date of grant.

(3)	The value shown in this column assumes a price of $20.98 per share, the closing price for the company’s Class A common shares on the NYSE on December 31, 2016.

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EXECUTIVE COMPENSATION

Option Exercises and Stock Vested in 2016

The following table provides information about options exercised by and RSU awards vested for the named executive officers during the fiscal year ended December 31, 2016.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
David P. Singelyn	—	$—	—	$—
Diana M. Laing	—	$—	2,500	$35,525
John Corrigan	—	$—	—	$—
Bryan Smith	—	$—	2,500	$36,425
Sara Vogt-Lowell	—	$—	2,500	$35,525

(1)	Value realized was calculated by multiplying the number of shares vesting by the closing price of our Class A common shares on the NYSE on the vesting date of February 6, 2016 for Mr. Smith and February 26, 2016 for Ms. Laing and Ms. Vogt-Lowell.

Pension/Non-Qualified Deferred Compensation Plans

We do not maintain a pension plan or deferred compensation plan for any of our employees, including the named executive officers.

Potential Payments Upon Termination or Change of Control

Payments Upon Termination

We do not have a formal severance or retirement program for payments on termination of employment through voluntary or involuntary termination, other than as specifically set forth in the company’s 2012 Incentive Plan, the 401(k) plan or as required by law. These include:

•	vested stock options following a voluntary termination of employment must be exercised within 90 days following the individual’s last date of employment or are otherwise forfeited;

•	payment of any amounts contributed by the participant and the company under the 401(k) plan; and

•	accrued and unused vacation pay paid in a lump sum.

Payments Upon Death or Disability

In the event of the death or permanent and total disability of a named executive officer while employed by the company, the named executive officer will receive the 401(k) plan contributions noted above and accrued unused vacation pay, in addition to the following:

•	all unvested outstanding stock options held by the named executive officer accelerate and vest as of the date of death or disability, as defined in the plan, and may be exercised during the one-year period following the date of death, but prior to expiration of the option; and

•	the named executive officer will receive payments under the company’s life insurance program or disability plan, as applicable, similar to all other employees of the company.

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EXECUTIVE COMPENSATION

Payments Upon a Change of Control

The company’s 2012 Incentive Plan provides that upon the occurrence of a “change of control” of the company:

•	all outstanding unvested RSUs and restricted share grants will vest immediately; and

•	all outstanding unvested share options vest 15 days before consummation of such a change of control and are exercisable during such 15-day period, with such exercise conditioned upon and effective immediately before consummation of the change of control.

A “change of control” is defined in the 2012 Incentive Plan to include:

•	the dissolution or liquidation of the company or a merger in which the company does not survive;

•	the sale of substantially all of the company’s assets;

•	any transaction that results in any person or entity owning 50% or more of the combined voting power of all classes of our stock; or

•	any transaction the Board specifies as a change of control.

The foregoing provisions do not apply to the extent (1) provision is made in writing in connection with the “change of control” for continuation of the 2012 Incentive Plan or substitution of new options, restricted shares and RSUs or (2) a majority of the Board determines that the “change of control” will not trigger application of the foregoing provisions.

The following table shows the estimated value of the acceleration of unvested equity awards pursuant to the termination events described above assuming the change of control event occurred as of December 31, 2016 and assuming a closing market price of our Class A common shares on such date of $20.98.

Name:	Value of vesting of all outstanding unvested options (1)	Value of vesting of all outstanding RSUs (2)	Total
David P. Singelyn	$—	$—	$—
John Corrigan	$—	$—	$—
Diana M. Laing	$803,800	$104,900	$908,700
Bryan Smith	$742,575	$157,350	$899,925
Sara Vogt-Lowell	$672,300	$157,350	$829,650

(1)	Represents the difference between the exercise price of options held by the executive and the closing price of the company’s Class A common shares on the NYSE on December 31, 2016 of $20.98.

(2)	Represents the number of outstanding RSUs multiplied by the closing price of the company’s Class A common shares on December 31, 2016.

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PROPOSAL 3

ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

We are providing shareholders an advisory vote on the compensation of our named executive officers. The advisory vote is a non-binding vote on the compensation of our named executive officers as described in this proxy statement in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the company’s accompanying narrative disclosure. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The advisory vote will be presented on an annual basis unless otherwise disclosed.

At the 2016 Annual Meeting of Shareholders, more than 84% of the votes cast on this proposal were voted in favor of the company’s executive compensation. The Compensation Committee considered the results of the favorable shareholder vote in making its 2016 compensation decisions for our named executive officers and did not make substantial changes to its executive compensation program.

The Compensation Committee also considered that total shareholder return for 2016 increased approximately 27% while executive officer total compensation levels remained at conservative levels and were lower for 2016 compared to 2015. The Compensation Committee believes shareholder interests are well served by its executive compensation policies.

You are encouraged to carefully review the Compensation Discussion and Analysis section as well as the information contained in the compensation tables and accompanying narrative discussion contained in this proxy statement. As described more fully in the Compensation Discussion and Analysis section, our compensation philosophy and practices seek to pay for performance and align shareholder and executive interests.

Accordingly, we are asking our shareholders to indicate their support for the compensation of our named executive officers as disclosed in this proxy statement by voting “FOR” the following resolution:

“RESOLVED, that the shareholders of American Homes 4 Rent approve, on an advisory basis, the compensation paid to the company’s named executive officers, as disclosed in this proxy statement for the 2017 Annual Meeting pursuant to the SEC’s executive compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables.”

The vote on the compensation of our named executive is advisory and nonbinding on the company. However, the Compensation Committee, which is responsible for designing and administering the company’s executive compensation programs, will consider the outcome of the vote when making future compensation decisions regarding our named executive officers.

Board Recommendation

The Board unanimously recommends that you vote “FOR” approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules.

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CERTAIN RELATIONSHIPS AND

RELATED PARTY TRANSACTIONS

As of August 31, 2016, AH LLC owned approximately 2.84% of our outstanding common shares. On a fully diluted basis, excluding partnership interests owned by the company and including all partnership units in our operating partnership owned by AH LLC, AH LLC had an approximate 15.96% ownership interest in the company. On August 31, 2016, AH LLC was liquidated and the ownership interests it held in the company were distributed to its members, including Messrs. Singelyn, Corrigan and Goldberg.

Registration Rights Agreement

In connection with the internalization of our management, which was previously provided by AH LLC and its affiliates, we entered into a registration rights agreement with AH LLC providing for registration rights exercisable after December 10, 2015. After June 10, 2015, if we are eligible to file a shelf registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with the SEC, AH LLC has a right to request that we file and maintain a shelf registration statement to register for resale the Class A common shares and securities convertible into Class A common shares that are held by AH LLC. In addition, AH LLC has the right to request that we cooperate with AH LLC in up to three underwritten offerings of our Class A common shares under the shelf registration statement, provided that such right may not be invoked more often than once every six months (subject to suspension rights in favor of the company) and each such underwritten offering generally must yield gross proceeds to AH LLC of not less than $100 million per offering. After December 10, 2015, AH LLC has unlimited “piggyback” registration rights to include the Class A common shares and securities convertible into Class A common shares in other registration statements that we may initiate, subject to certain conditions and limitations (including cut-back rights in favor of the company.) Under the registration rights agreement with AH LLC, we pay all expenses relating to registrations, and AH LLC pays all underwriting discounts and commissions relating to the sale of its Class A common shares. The registration rights agreement also contains other customary terms, including for indemnification. The registration rights agreement will terminate when AH LLC may freely sell its Class A common shares pursuant to Rule 144 under the Securities Act. In July 2013, the registration rights agreement was subsequently amended to provide for the registration of any Class A common shares beneficially owned by AH LLC at any time during the term of the registration rights agreement. In August 2016, AH LLC was liquidated. Under the terms of the registration rights agreement, the members of the AH LLC, including Messrs. Singelyn, Corrigan and Goldberg, are entitled to the benefits of the agreement.

Alaska Joint Venture II

In June 2014, the company and the Alaska Permanent Fund Corporation (“APFC”), acting for and on behalf of the funds, that APFC is designated by Alaska Statutes 37.13 to manage and invest, formed an investment vehicle (“the Alaska Joint Venture II”) under the Alaska Joint Venture II Agreement. As of December 31, 2016, APFC has contributed $160 million to the Alaska Joint Venture II, and the company has contributed $40 million. The company has a promoted interest in the Alaska Joint Venture II in addition to owning 20% of its equity.

Employment

Mr. Corrigan’s brother-in-law, Tom Maloney, is an employee of the company and received compensation during 2016 valued at approximately $158,000.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Approval Policy and Procedures

We have adopted a written policy for the review and approval of related party transactions requiring disclosure under Item 404(a) of Regulation S-K. This policy provides that either the Audit Committee or our full Board is responsible for reviewing and approving or disapproving all interested transactions, meaning any transaction, arrangement or relationship in which (1) the amount involved may be expected to exceed $120,000 in any fiscal year, (2) the company or one of our subsidiaries will be a participant and (3) a related person has a direct or indirect material interest. A related person is defined as an executive officer, trustee or nominee for election as trustee, or a greater than 5% beneficial owner of our common shares, or an immediate family member of the foregoing. The policy may deem certain interested transactions to be pre-approved.

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GENERAL INFORMATION ABOUT THE MEETING

Date, time and place of the annual meeting: The Annual Meeting will be held on Thursday, May 4, 2017 at 10:00 a.m., local time, at the company’s office located at 280 Pilot Road, Las Vegas, Nevada 89119.

Purpose of this proxy solicitation: We are providing these proxy materials on behalf of the Board to ask for your vote and to solicit your proxies for use at our 2017 Annual Meeting or any adjournments or postponements thereof. We have made these materials available to you on the Internet or, upon your request, delivered printed versions of these materials to you by mail because you were a shareholder as of March 7, 2017 the record date (record date) fixed by the Board and are therefore entitled to receive Notice of the Annual Meeting and to vote on matters presented at the meeting.

Important notice regarding delivery of security holder documents: We are pleased to take advantage of the SEC rules that allow us to furnish proxy materials to you on the Internet. These rules allow us to provide our shareholders with the information they need while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

Our Annual Report to Shareholders (the Annual Report) includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC on February 24, 2017, excluding exhibits. On or about March 24, 2017, we mailed you a Notice containing instructions on how to access this proxy statement and our Annual Report and vote over the Internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice instructs you on how you may submit your proxy over the Internet. If you received the Notice by mail and would like a printed copy of our proxy material, you should follow the instructions for requesting those materials included in the Notice.

Availability of proxy statement and annual report: All shareholders receiving this proxy statement should have also received a paper copy or access to an electronic copy of the 2016 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2016. Additional copies are available at: www.americanhomes4rent.com on the Investor Relations section. The company will furnish any shareholder with a paper copy of the 2016 Annual Report on Form 10-K, excluding exhibits, without charge, upon a written request to: Investor Relations, American Homes 4 Rent, 30601 Agoura Road, Suite 200, Agoura Hills, California 91301. Copies of exhibits will be provided at a copying charge of $0.20 per page to reimburse us for a portion of the cost.

Who can vote: Only shareholders of record at the close of business on the record date of March 7, 2017 will be entitled to vote at the Annual Meeting, or at any adjournment or postponement of the Annual Meeting. On the record date, approximately 243,357,371 of the company’s Class A common shares and 635,075 Class B common shares were issued and outstanding. Holders of Class A common shares and Class B common shares vote together on the matters for the election of trustees, ratification of the appointment of the company’s independent registered public accounting firm and approval, on an advisory basis, of the compensation of our named executive officers. Each holder of Class A common shares is entitled to one vote per share. Each holder of Class B common shares is entitled to fifty votes per share. The company’s dual class structure was put in place when the company was organized to provide voting rights to holders of non-voting units in the company’s operating partnership corresponding with their equity ownership.

If your shares are held in the name of a bank, broker, trustee or other nominee and you plan to attend the Annual Meeting, you will need to bring proof of ownership, such as a recent bank or brokerage account statement.

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GENERAL INFORMATION ABOUT THE MEETING

How votes are counted: Provided that shareholders entitled to cast at least a majority of all the votes entitled to be cast at the Annual Meeting are present in person or by proxy at the Annual Meeting, each matter may be approved as follows:

•	For the election of trustees, trustee nominees receiving an affirmative majority of votes cast (i.e., the number of votes cast “for” a trustee nominee must exceed the number of votes cast “against” or “withheld” from that nominee.) Common shares not voted (whether by abstention, broker non-vote or otherwise) will not affect the vote.

•	The advisory vote on executive compensation in Proposal 3 is non-binding, however, the Compensation Committee will consider and take into account the voting results in making future executive compensation decisions. The affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of our common shares is required to approve Proposal 3. Common shares not voted (whether by abstention, broker non-vote or otherwise) will not affect the vote. For purposes of the foregoing, a majority of the votes cast means that the number of votes that are cast and are voted “for” the resolution must exceed the number of votes that are voted “against” the resolution.

Trustee nominees who do not receive a majority of the votes cast: If a nominee who is currently serving as a trustee is not re-elected, Maryland law provides that the trustee would continue to serve on the Board as a “holdover” trustee.

Under our Corporate Governance Guidelines, each trustee nominee who does not receive the required majority vote for election must submit a resignation. The Nominating and Corporate Governance Committee would then make a recommendation to the Board about whether to accept or reject the resignation or take other action. Then Board would act on the Nominating and corporate Governance Committee’s recommendation and publicly disclose its decision and rationale within 90 days from the date the election results were certified. If a trustee’s resignation is accepted by the Board the Board may fill the resulting vacancy or decrease the size of the Board as provided in our bylaws.

How to vote:

If you attend the Annual Meeting: Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares for which you are the beneficial owner but not the shareholder of record may be voted in person at the Annual Meeting only if you obtain a legal proxy from the bank, broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you don’t attend the Annual Meeting: Whether you hold shares directly as the shareholder of record or through a bank, broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the Annual Meeting. There are three ways to vote by proxy:

•	By Internet – Shareholders who receive a Notice about the Internet availability of our proxy materials may submit proxies over the internet by following the instructions on the Notice. Shareholders who receive a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

•	By Telephone – If provided on your proxy card or voting instruction card, you may submit proxies over the telephone by following the instructions on the proxy card or voting instruction card. When voting, you will need to have available the control number that appears on the card.

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GENERAL INFORMATION ABOUT THE MEETING

•	By Mail – Shareholders who received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed postage-paid envelope.

Properly completed and submitted proxy cards and voting instruction cards and proxies properly submitted over the Internet, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein.

How proxies will be voted: If you grant a proxy and do not revoke it before the applicable voting deadline, the persons designated as proxies will vote the common shares represented thereby, if any, in the manner specified. If you are a registered shareholder grant a proxy but do not indicate how your shares should be voted on a matter, the common shares represented by your properly completed proxy/voting instruction card will be voted (1) “FOR” the election of each of the Board’s nine nominees for trustee, (2) “FOR” the ratification of the appointment of Ernst & Young, LLP as our independent registered public accounting firm for fiscal year 2017, (3) “FOR” approval of the compensation of our named executive officers, and in the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting. The persons designated as proxies reserve full discretion to cast votes for other persons if any of the nominees for trustee become unavailable to serve and to cumulate votes selectively among the nominees as to which authority to vote has not been withheld.

If you hold shares through a broker or nominee and do not provided the broker or nominee with specific voting instructions, under the rules that govern brokers or nominees in such circumstances, your broker or nominee will have the discretion to vote such shares on routine matters, but not on non-routine matters. As a result:

–	Your broker or nominee will not have the authority to exercise discretion to vote such shares with respect to proposals 1 and 3 because NYSE rules treat these matters as non-routine.

–	Your broker or nominee will have the authority to exercise discretion to vote such shares with respect to Proposal 2 because the matter is treated as routine under the NYSE rules.

Broker non-votes will not be counted as present for purposes of determining the presence or absence of a quorum but will otherwise have no effect on the outcome of the vote on Proposals 1 and 3.

Changing your vote: You may change your vote before the vote at the Annual Meeting in accordance with the following procedures. If you are the shareholder of record, you may change your vote (1) by mail by mailing a new proxy card bearing a later date (which automatically revokes the earlier proxy), (2) submit a later dated proxy over the Internet in accordance with the instructions set forth on the Internet voting website; (3) by providing a written notice of revocation to the Secretary at American Homes 4 Rent, 30601 Agoura Road, Suite 200, Agoura Hills, CA 91301, prior to your shares being voted, or (3) by attending the Annual Meeting and voting in person.

Attendance at the Annual Meeting alone will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in the name of a bank, broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your bank, broker, trustee or nominee in accordance with their instructions, or, if you have obtained a legal proxy from your bank, broker, trustee or other nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Quorum to conduct business at the Annual Meeting: A quorum is required to hold the Annual Meeting. The presence at the Annual Meeting in person or by proxy of shareholders entitled to cast a

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GENERAL INFORMATION ABOUT THE MEETING

majority of all the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining whether a quorum exists.

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If the shareholders present or represented by proxy at the Annual Meeting represent less than a majority of all the votes entitled to be cast at the Annual Meeting, the Annual Meeting may be adjourned to a later date for the purpose of obtaining a quorum.

If additional matters are presented at the meeting: Other than the three items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, David P. Singelyn and John Corrigan, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason any of our nominees is not available as a candidate for trustee, the persons named as proxy holders will vote any shares represented by your proxy for such other candidate or candidates as may be nominated by the Board.

The Inspector of Elections: The inspector of elections will be a representative from our transfer agent, American Stock Transfer & Trust Company.

Contacting our transfer agent: Please contact our transfer agent at the phone number or address listed below, with questions concerning shares, dividend checks, transfer of ownership or other matters pertaining to your share account: American Stock Transfer & Trust Company, Shareholder Services, 6201 15th Avenue, Brooklyn, NY 11219, phone number: (800) 937-5449 or (718) 921-8124.

Costs of this proxy solicitation: We will pay the cost of soliciting proxies. In addition to solicitation by mail, certain trustees, officers and regular employees of the company and its affiliates may solicit the return of proxies by telephone, personal interview or otherwise. We may also reimburse brokerage firms and other persons representing the beneficial owners of our shares for their reasonable expenses in forwarding proxy solicitation materials to such beneficial owners.

Deadlines for receipt of shareholder proposals: Any shareholder proposal (including nominations for trustee) pursuant to SEC Rule 14a-8 intended to be presented at the 2018 Annual Meeting of Shareholders and included in the company’s 2018 proxy statement must be received by us at our executive offices no later than December 2, 2017. Any such proposal should be sent to the attention of our Secretary at the address noted below and must meet the requirements of the SEC rules and our bylaws.

In addition, pursuant to the advance notice provision in the company’s bylaws, notice of any proposal that a shareholder wishes to propose for consideration at the 2018 Annual Meeting of Shareholders (including nominations for trustee), but does not seek to include in the company’s 2018 proxy statement, must be delivered to the company no earlier than November 2, 2017 and no later than 5:00 p.m., Pacific Standard Time, on December 2, 2017 if the shareholder wishes for the company to describe the nature of the proposal in the company’s 2018 proxy statement as a condition to exercising its discretionary authority to vote proxies on the proposal. Any shareholder proposals or notices submitted to the company for the 2018 Annual Meeting of Shareholders should be addressed to: Secretary, American Homes 4 Rent, 30601 Agoura Road, Suite 200, Agoura Hills, California 91301.

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GENERAL INFORMATION ABOUT THE MEETING

Other Matters: The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, the persons named in the accompanying proxy will vote the common shares represented by the proxy in accordance with their best judgment on such matters.

Your vote is important: You are urged to vote over the Internet or by telephone, or if you have elected to receive printed copies, by mail at your earliest convenience, whether or not you currently plan to attend the meeting in person.

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DIRECTIONS TO THE AMERICAN HOMES 4 RENT

2017 ANNUAL MEETING

The American Homes 4 Rent 2017 Annual Meeting of Shareholders will be at the company’s office located at 280 Pilot Road, Las Vegas, Nevada 89119 and can be reached as follows:

From McCarran International Airport:

Head southeast on NV-171/Paradise Road toward Kitty Hawk Way. Keep right at the fork and follow signs for I-215 W/Las Vegas. Keep right, follow signs for Hidden Well Road/Gilespie Street/Rental Car Return. Turn right onto Bermuda Road and then left onto E. Pilot Road. The company’s office will be on the left-hand side at 280 Pilot Road. Free parking is available and directions and registration for the meeting will be in the lobby.

0 AMERICAN HOMES 4 RENT 30601 Agoura Road, Suite 200 Agoura Hills, California 91301 This Proxy/Instruction Card is Solicited on Behalf of the Board of Trustees The undersigned, a record holder of Common Shares of American Homes 4 Rent, hereby appoints David P. Singelyn and John Corrigan, or either of them, with power of substitution, as Proxies, to appear and vote, as designated on the reverse side, all the Common Shares held of record by the undersigned on March 7, 2017, at the Annual Meeting of Shareholders to be held on May 4, 2017, and any adjournments thereof. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. THE PROXIES WILL VOTE ALL COMMON SHARES TO WHICH THIS PROXY CARD RELATES, IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO COMMON SHARES HELD OF RECORD BY THE UNDERSIGNED, THE PROXIES WILL VOTE SUCH COMMON SHARES FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE AND IN FAVOR OF PROPOSAL 2 AND PROPOSAL 3. (Continued and to be signed on the reverse side.) 1.1 14475

AMERICAN ANNUAL MEETING HOMES OF SHAREHOLDERS 4 RENT OF May 4, 2017 PROXY VOTING INSTRUCTIONS INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. COMPANY NUMBER Vote online/phone until 11:59 PM EST the day before the meeting. ACCOUNT NUMBER MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 00033333333330300000 2 050417 THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” ALL THE LISTED NOMINEES AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 24, 2017. 1. Election of Trustees To elect the 9 Trustee nominees named in the proxy statement: FOR AGAINST ABSTAIN B. Wayne Hughes PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE TO AMERICAN STOCK TRANSFER & TRUST COMPANY, 6201 15th AVENUE, BROOKLYN, NEW YORK 11219. David P. Singelyn John Corrigan Dann V. Angeloff Douglas N. Benham Tamara Hughes Gustavson Matthew J. Hart James H. Kropp Kenneth M. Woolley 2. To ratify the Appointment of Ernst & Young LLP as the independent registered public accounting firm for American Homes 4 Rent for the fiscal year ending December 31, 2017. 3. To approve, on an advisory basis, the compensation of named executive officers. 4. Other matters: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.